UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2004

Simpson Manufacturing Co., Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23804 (Commission file number)	94-3196943 (I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568 (Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On October 26, 2004, Simpson Manufacturing Co., Inc. announced its third quarter 2004 earnings in a press release reproduced below:

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER EARNINGS

Except where specifically indicated, the per share information contained in this press release does not consider the effects of the 2-for-1 stock split to be effected in the form of a stock dividend that was announced in September 2004.

Dublin, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2004 third quarter net sales increased 24.1% to $188,560,421 as compared to net sales of $151,892,152 for the third quarter of 2003. Net income increased 30.3% to $24,184,042 for the third quarter of 2004 as compared to net income of $18,557,490 for the third quarter of 2003. Diluted net income per common share was $1.00 for the third quarter of 2004 as compared to $0.74 for the third quarter of 2003. In the first nine months of 2004, net sales increased 27.8% to $530,311,466 as compared to net sales of $414,809,124 in the first nine months of 2003. Net income increased 35.3% to $63,948,009 in the first nine months of 2004 as compared to net income of $47,263,999 in the first nine months of 2003. Diluted net income per common share was $2.61 in the first nine months of 2004 as compared to $1.89 in the first nine months of 2003.

In the third quarter of 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and western regions. Simpson Strong-Tie’s third quarter sales increased 25.5% over the same quarter last year, while Simpson Dura-Vent’s sales increased 13.9%. Lumber dealers, contractor distributors and dealer distributors were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while core products, which include joist hangers and column bases also showed solid growth. Sales of all of Simpson Dura-Vent’s major product groups increased compared to the third quarter of 2003.

Income from operations increased 32.1% from $29,227,811 in the third quarter of 2003 to $38,596,230 in the third quarter of 2004 and gross margins increased from 39.7% in the third quarter of 2003 to 41.2% in the third quarter of 2004. This increase was primarily due to improved absorption of overhead costs resulting from increased sales volume, partially offset by increased material costs, mainly steel, the cost of which continued to increase. To reduce the effect of the rising steel prices in 2004 and to avoid possible shortages in supply, the Company purchased additional steel at the end of 2003 and in 2004. In addition, the Company has had two sales price increases in 2004 to offset the rising cost of steel. Steel prices may have reached a temporary peak, but they are expected to remain at their current level for the foreseeable future. If they stay at their current levels or increase further and the Company is not able to maintain or increase prices, the Company’s margins could deteriorate.

Selling expenses increased 14.9% from $12,375,801 in the third quarter of 2003 to $14,223,328 in the third quarter of 2004, primarily due to increased costs associated with the addition of sales personnel and increased promotional activities totaling approximately $1,300,000. General and administrative expenses increased 32.4% from $18,719,477 in the third quarter of 2003 to $24,781,633 in the third quarter of 2004. This increase was primarily due to an increase in cash profit sharing of approximately $3,000,000, as a result of higher operating income, and an increase in pre-tax stock compensation expenses of approximately $800,000. The increase was also partially due to increased administrative overhead costs totaling approximately $900,000. In addition, bad debt expense was higher by approximately $500,000 relative to the same quarter last year. The tax rate was 37.6% in the third quarter of 2004, up slightly from 37.5% in the third quarter of 2003.

In the first nine months of 2004, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern, western and northeastern regions. Simpson Strong-Tie’s sales increased 30.0% over the first nine months of 2003, while Simpson Dura-Vent’s sales increased 12.8%. Lumber dealers, dealer distributors and contractor distributors were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Engineered wood products and seismic and high wind products had the highest percentage growth rates in sales, while core products showed solid growth. Sales of Simpson Dura-Vent’s gas vent, chimney, and pellet vent products increased compared to the first nine months of 2003, while sales of its Direct-Vent products were flat.

Income from operations increased 35.1% from $76,619,243 in the first nine months of 2003 to $103,525,868 in the first nine months of 2004 and gross margins increased from 40.2% in the first nine months of 2003 to 40.8% in the first nine months of 2004. This increase was primarily due to improved absorption of overhead costs resulting from increased sales volume, partially offset by an increase in material costs, mainly steel, the cost of which continued to increase during the first nine months of 2004 as discussed above.

Selling expenses increased 17.4% from $36,286,443 in the first nine months of 2003 to $42,607,018 in the first nine months of 2004, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition in May 2003 of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited (collectively, “MGA”) in Canada, and increased promotional activities totaling approximately $5,100,000. General and administrative expenses increased 30.7% from $53,919,254 in the first nine months of 2003 to $70,497,613 in the first nine months of 2004. This increase was primarily due to an increase in cash profit sharing of approximately $9,600,000, as a result of higher operating income, and an increase in pre-tax stock compensation expenses of approximately $2,500,000. The increase was also partially due to higher legal expenses of approximately $1,800,000 and to increased administrative overhead costs totaling approximately $1,700,000, including those related to the acquisition of MGA. In addition, in the first quarter of 2004, the Company donated $500,000 to a university in central California to help fund the research and development of innovative construction practices. The tax rate was 38.4% in the first nine months of 2004, down from 38.9% in the first nine months of 2003. The decrease was primarily due to tax credits in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California, and tax credits related to research and development costs.

The Company recently was informed of a consumer alert issued on October 21, 2004, by the fraud division of the office of the Contra Costa County, California, District Attorney, regarding the corrosion of some types of connectors and fasteners when used with some types of pressure-treated wood. A local television news program reported on this matter on the same day. The Company subjects its products to extensive testing, including their use with pressure-treated wood. The Company publishes its conclusions and guidance in its catalogues and on its web site (see www.strongtie.com/info). Based on its test results to date, the Company believes that if its products are appropriately selected and properly installed in accordance with the Company’s guidance, they may be reliably used in appropriate applications with pressure-treated wood.

In October 2004, the Company’s subsidiary, Simpson Strong-Tie, completed the acquisition of the assets of Quik Drive, U.S.A., Inc. and Quik Drive Canada, Inc. and 100% of the equity of Quik Drive Australia Pty. Limited (collectively “Quik Drive”). Quik Drive manufactures collated fasteners and fastener delivery systems which are marketed in the U.S., Canada, Australia and New Zealand. The cost (subject to post-closing adjustment) of the acquisition was $30.0 million in cash and $5.0 million in stock.

In September 2004, the Company’s Board declared a 2-for-1 stock split to be effected in the form of a stock dividend of its common stock. The record date is November 1, 2004, and the additional shares will be distributed on November 18, 2004. Also in September 2004, the Company’s Board declared a cash dividend of $0.05 per share, on the post-split shares. The record date for the cash dividend is January 6, 2005, and it will be paid on January 25, 2005.

In the third quarter and first nine months of 2004, the Company spent approximately $3.2 million and $31.3 million, respectively, to repurchase 57,000 shares and 575,427 shares, respectively, of its Common Stock as part of the $50.0 million that the Company’s Board of Directors authorized in December 2003 to reduce the dilutive effect of recently granted stock options.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, October 27, 2004, at 6:00 am, Pacific Time. To participate, callers may dial 800-540-0559. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2004 and 2003, are as follows:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2004	2003	2004	2003
Net sales	$188,560,421	$151,892,152	$530,311,466	$414,809,124
Cost of sales	110,959,230	91,569,063	313,680,967	247,984,184

Gross profit	77,601,191	60,323,089	216,630,499	166,824,940

Selling expenses	14,223,328	12,375,801	42,607,018	36,286,443
General and administrative expenses	24,781,633	18,719,477	70,497,613	53,919,254

Income from operations	38,596,230	29,227,811	103,525,868	76,619,243

Interest income (expense), net	150,002	440,887	258,365	677,644

Income before taxes	38,746,232	29,668,698	103,784,233	77,296,887

Provision for income taxes	14,562,190	11,111,208	39,836,224	30,032,888

Net income	$ 24,184,042	$ 18,557,490	$ 63,948,009	$ 47,263,999

Net income per share:
Basic	$ 1.02	$ 0.75	$ 2.66	$ 1.92
Diluted	1.00	0.74	2.61	1.89

Cash dividend declared per common share	$ 0.20	$ —	$ 0.40	$ —

Weighted average shares outstanding:
Basic	23,821,847	24,677,648	24,057,833	24,621,404
Diluted	24,252,548	25,123,587	24,476,804	25,013,987

Other data:
Depreciation and amortization	$ 5,012,503	$ 4,392,557	$ 14,692,775	$ 12,495,918
Pre-tax stock compensation expense	1,344,000	542,395	4,138,795	1,634,419

The Company’s financial position as of September 30, 2004 and 2003, and December 31, 2003, is as follows:

	September 30, (Unaudited)		December 31, (Unaudited)
	2004	2003	2003
Cash and short-term investments	$ 83,488,722	$141,115,271	$139,873,752
Trade accounts receivable, net	113,722,715	87,150,342	66,073,296
Inventories	163,860,334	95,059,967	106,202,713
Other current assets	13,724,289	11,523,427	12,114,903

Total current assets	374,796,060	334,849,007	324,264,664

Property, plant and equipment, net	125,880,894	104,808,790	107,226,319
Goodwill	24,450,515	22,300,546	23,655,860
Other noncurrent assets	7,105,375	6,813,630	6,545,547

Total assets	$532,232,844	$468,771,973	$461,692,390

Trade accounts payable	44,591,874	$ 20,974,311	$ 22,567,291
Notes payable and current portion of long-term debt	551,323	1,922,860	1,113,657
Other current liabilities	50,636,049	33,664,411	31,085,815

Total current liabilities	95,779,246	56,561,582	54,766,763

Long-term debt	2,454,634	5,320,972	5,177,936
Other long-term liabilities	1,715,703	1,735,037	1,443,440
Stockholders’ equity	432,283,261	405,154,382	400,304,251

Total liabilities and stockholders’ equity	$532,232,844	$468,771,973	$461,692,390

In September 2004, the Company’s Board declared a 2-for-1 stock split to be effected in the form of a stock dividend of its common stock. The record date is November 1, 2004, and the additional shares will be distributed on November 18, 2004. The following per share amounts have been adjusted to reflect the effect of the stock split:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2004	2003	2004	2003
Net income per share:
Basic	$ 0.51	$ 0.38	$ 1.33	$ 0.96
Diluted	0.50	0.37	1.31	0.94

Cash dividend declared
per common share	$ 0.10	$ —	$ 0.20	$ —

Weighted average shares outstanding:
Basic	47,643,694	49,355,296	48,115,666	49,242,808
Diluted	48,505,096	50,247,174	48,953,608	50,027,974

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc. (Registrant)

DATE: October 26, 2004	By	/s/ Michael J. Herbert Michael J. Herbert Chief Financial Officer